Exhibit 99.1

Dear Stockholder:
In 2006, Healthcare Trust of America (“HTA”) was founded with the fundamental idea that medical office building real estate was positioned to provide investors with stable and growing returns in any economy. Since then, we have experienced an economic depression and seen our healthcare sector transformed with the passage of the Affordable Care Act.
While other real estate sectors have struggled during this period, HTA has produced the stable returns that we envisioned, and we believe HTA continues to be well-positioned for the future. In fact, we have returned to our initial investors over 79% on their initial investment -- an annualized rate of almost 10% through March 1, 2013, which compares favorably to investments in the S&P 500 and the NAREIT REIT Index over that same period.
With that as a backdrop, it is with great pleasure that we report to you the progress HTA has made for you in 2012 and thus far in 2013.
Most importantly, we listed our shares on the New York Stock Exchange (“NYSE”) on June 6, 2012. Our shares were split into 4 equal classes in accordance with the stockholder approved phased-in liquidity program adopted on December 20, 2010. Following the second conversion of our Class B1 shares on December 6, 2012, 50% of our stockholders' shares owned prior to the NYSE listing are eligible to trade on the NYSE. We have been happy with the feedback we've received on our progress and appreciate your continued investment in our stock. Over the next 12 months, the remaining shares will achieve full liquidity -- the Class B2 shares convert on June 6, 2013 and the Class B3 shares convert on December 6, 2013.
Recently, there has been one instance of a vulture hedge fund approaching our investors in an effort to acquire your remaining Class B shares at steep discounts of up to 50% of our traded share price. In a recent SEC filing, our Board of Directors strongly recommended to our stockholders that they decline to sell their shares to this hedge fund at the discount offered in its tender offer. For reasons described in HTA's filing with the SEC, our Board believes that this tender offer -- which is not sponsored or endorsed by HTA in any way -- significantly undervalues your investment in HTA.
We believe HTA tells a compelling story. We are a real estate company that is focused on investing in on-campus medical office buildings; a sector that we believe is core, critical real estate. We believe HTA offers defensive and stable returns that derive from its attractive position in the healthcare sector, but we also believe we have the ability to grow HTA as the Affordable Care Act is implemented beginning in 2014 and the baby boomers continue to age. In addition, we continue to have a strong balance sheet with approximately 33 percent debt to enterprise value, 56 percent of our annual rental revenue is from credit-rated tenants, 91 percent occupancy fundamentals, and HTA's investment grade credit rating which allows HTA to obtain attractive loan terms from its lenders, all of which we believe positions HTA to execute its 2013 business plan.

Another aspect of our business plan that we have been executing since 2010 is the development of our national property management and leasing platform. This platform is managed through our regional offices in Indianapolis, Atlanta, Charleston, and Scottsdale. As of today, we manage approximately 80% of our properties through this internal platform, which we believe improves our leasing performance and tenant satisfaction. This is best illustrated by our 87 percent 2012 annual tenant retention rate. Additionally, and importantly, this platform creates an enterprise value which not only improves our performance, but helps us to continue to grow HTA and develop in depth local knowledge of our relevant markets.
Since becoming publicly traded on the NYSE, we have made a significant effort to introduce HTA to institutional investors. One result of this initiative is that we are obtaining the attention and coverage from media articles and research coverage from leading equity research analysts. As of today, we currently have five equity research firms covering HTA, including Wells Fargo, Sandler O'Neill, Raymond James, RW Baird, and Green Street Advisors. We expect that additional research analysts will commence coverage of HTA in the coming months. The media has also been interested in HTA, as evidenced by my recent appearance on CNBC's Mad Money with Jim Cramer (the video of that interview is on HTA's website). National financial publications and websites are also now focusing on HTA. We have enclosed two of those publications.
We are enclosing several items which we believe will bring you up to speed on HTA as we head into 2013. These include our latest Corporate Newsletter which was sent to our ~1,600 tenants nationwide, and two recent articles published about HTA in leading investment and real estate publications.
If you would like to receive future email alerts from HTA, please take a moment to log into our website at www.htareit.com, click on the Investor Relations tab at the top of the page, scroll down and click on receive email alerts on the right hand side, click on email alerts and fill out the form. Once you do so, HTA will be able to communicate with you directly.
Lastly, as a reminder, since HTA is now a publicly listed company, we will not be sending out print versions of our Annual Report to all investors. Instead, investors must request a copy of this document from our investor relations portal later this spring.
We appreciate your investment in HTA and we continue to work hard for you every day.
Sincerely,
/s/ Scott D. Peters
Scott D. Peters
Chairman, CEO and President

March 11, 2013